EXHIBIT 16

A C I ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation
_________________________________________________________________________________________________________________________________________
Armando C. Ibarra, C.P.A.                                                     Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD                                             Members of the American Institute of Certified Public Accountants
                                    Registered with the Public Company Accounting Oversight Board

August 8, 2006

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549
Re:     Sockeye Seafood Group, Inc.
   File No. 0-51197

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Sockeye Seafood Group, Inc., dated August 4, 2006, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Armando C. Ibarra
By: Armando C. Ibarra

ACI: